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                            March 27, 1997



Municipal Fund for Temporary Investment
Bellevue Park Corporate Center
400 Bellevue Parkway, Suite 100
Wilmington, DE  19809

        Re:     Municipal Fund for Temporary Investment/Post-
                Effective Amendment No. 22 to Registration Statement on Form N-1A (Registration No. 2-64358)
                ----------------------------------------------------

Gentlemen:

        We have acted as counsel for Municipal Fund for Temporary Investment, a Pennsylvania common law trust (the "Fund"), and have been informed by the Fund of the registration of 1,832,269,749 shares of beneficial interest of the Fund ("Shares"), pursuant to Post-Effective Amendment No. 22 to the Fund's Registration Statement under the Securities Act of 1933. The registration of such Shares has been made in reliance upon Rule 24e-2 under the Investment Company Act of 1940. The Fund is an open-end investment company authorized to issue an unlimited number of Shares, without par value, at all times during the fiscal year ended November 30, 1996 and remains so classified as of the date of this opinion. We have reviewed the Fund's Declaration of Trust, its Code of Regulations, resolutions adopted by its Board of Trustees and shareholders and such other legal and factual matters as we have deemed appropriate.

        On the basis of the foregoing, we are of the opinion that the foregoing Shares of the Fund, when issued for payment as described in the Fund's Prospectuses, will be validly issued, fully paid and non-assessable by the Fund.

        We express no opinion concerning the laws of any jurisdiction other than the Commonwealth of Pennsylvania and the federal law of the United States of America.

        Under Pennsylvania law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Declaration of Trust dis-

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Municipal Fund for Temporary Investment
March 27, 1997
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claims shareholder liability for acts or obligations of the Fund and requires that notice of such disclaimer be given in any written agreement, undertaking or obligation made or issued on behalf of the Fund. The Declaration of Trust provides for indemnification out of the assets of the Fund for all loss and expense of any shareholder held personally liable solely by reason of his or her being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the Fund itself would be unable to meet its obligations.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 22 of the Fund's Registration Statement.

                                                      Very truly yours,

                                                      /s/ DRINKER BIDDLE & REATH

                                                      DRINKER BIDDLE & REATH